Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACTS:

MEDIA:

Jim Sabourin

Vice President,

Corporate Communications

423.294.6300

Toll free: 866.750.8686 (UNUM)

INVESTORS:

Thomas A. H. White

Senior Vice President,

Investor Relations

423.294.8996

UNUMPROVIDENT CORPORATION

1 FOUNTAIN SQUARE,

CHATTANOOGA, TN 37402

www.unumprovident.com

UNUMPROVIDENT TO RECAPTURE CLOSED BLOCK BUSINESS CEDED TO CENTRE RE IN 1996

CHATTANOOGA, Tenn. (Aug. 16, 2005) – UnumProvident Corporation (NYSE:UNM) today announced an agreement with Centre Life Reinsurance Ltd. to recapture its closed block individual income protection business originally ceded to Centre in 1996 by Unum Life Insurance Company of America. The business includes approximately $1.6 billion in invested assets to be transferred and $185 million of annual premium. The effective date of the recapture of this ceded business will be on or prior to Dec. 31, 2005.

“The reinsurance no longer satisfies its original purpose, and we believe it is most efficient to recapture it at this time,” said Robert Greving, executive vice president and chief financial officer. “The recapture is not expected to have a material impact on the operating income or on the targeted risk-based capital objectives of the company.”

Since it already provides claims and service administration on these policies, UnumProvident anticipates minimal impact to its operations and no impact to policyholders.

UnumProvident’s Individual Income Protection - Closed Block segment of business reported $961 million of premium income over the past 12 months and had invested assets of $11.3 billion at June 30, 2005.

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About UnumProvident
UnumProvident (UNM) is the largest provider of group and individual disability income protection insurance in the United States and United Kingdom. Through its subsidiaries, UnumProvident Corporation insures more than 25 million people and paid $5.9 billion in total benefits to customers in 2004. With primary offices in Chattanooga, Tenn., and Portland, Maine, the company employs more than 12,000 people worldwide. For more information, visit www.unumprovident.com.

© 2005 UnumProvident Corporation. All rights reserved.